AMENDMENT TO

AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment to the Amended and Restated Transfer Agency and Service Agreement (“Amendment”) is effective as of the 17th day of September, 2025, by and among New York Life Investments Funds, a Massachusetts business trust, and New York Life Investments VP Funds Trust and New York Life Investments Funds Trust, each a Delaware statutory trust (each, a “Fund” and collectively, the “Funds”), and NYLIM Service Company LLC (“NSC”), a Delaware limited liability company, having its principal office and place of business at 30 Hudson Street, Jersey City, New Jersey 07302.

WHEREAS, the Funds and NSC are parties to an Amended and Restated Transfer Agency and Service Agreement, dated October 1, 2008, as amended (“Agreement”); and

WHEREAS, pursuant to Article 11 of the Agreement, the parties hereby wish to amend the Agreement to update Article 2.02.

NOW, THEREFORE, in consideration of the mutual covenants contained in the Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Article 2.02. to include that in the event that any net DDA balance earnings credits are received by NSC, such balance earnings credits will be reimbursed back to the Funds monthly.

IN WITNESS HEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers.

NEW YORK LIFE INVESTMENTS FUNDS

By: /s/ Kirk C. Lehneis

Name: Kirk C. Lehneis

Title:  President and Principal Executive Officer

NEW YORK LIFE INVESTMENTS FUNDS TRUST

By: /s/ Kirk C. Lehneis

Name: Kirk C. Lehneis

Title:  President and Principal Executive Officer

NEW YORK LIFE INVESTMENTS VP FUNDS TRUST

By: /s/ Kirk C. Lehneis

Name: Kirk C. Lehneis

Title:  President and Principal Executive Officer

NYLIM SERVICE COMPANY LLC

By: /s/ Jack R. Benintende

Name: Jack R. Benintende

Title: President